     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999



                                                      REGISTRATION NO. 333-76539

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            DIGITAL LIGHTWAVE, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               3663                              95-4313013
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             15550 LIGHTWAVE DRIVE
                              CLEARWATER, FL 33760
                                 (727)442-6677
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                             ---------------------
                                STEVEN H. GRANT
         EXECUTIVE VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                            DIGITAL LIGHTWAVE, INC.
                             15550 LIGHTWAVE DRIVE
                              CLEARWATER, FL 33760
                                 (727)442-6677
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                SCOTT D. LESTER                                GAIL CLAYTON HUSICK
              ELIZABETH H. LEFEVER                             MARTIN A. WELLINGTON
                 ANGELA C. HILT                                   KELLY S. BOYD
        BROBECK, PHLEGER & HARRISON LLP                  WILSON SONSINI GOODRICH & ROSATI
         ONE MARKET, SPEAR STREET TOWER                         650 PAGE MILL ROAD
            SAN FRANCISCO, CA 94105                            PALO ALTO, CA 94304
                 (415) 442-0900                                   (650) 493-9300

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Notes being registered. All amounts are estimates except the registration fee, the NASD fee and the Nasdaq National Market.

                                                              AMOUNT
                                                                TO
                                                              BE PAID
                                                              -------
Registration fee............................................  $6,394
NASD filing fee.............................................  $2,800
Nasdaq National Market fee..................................       *
Printing and engraving......................................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Blue sky fees and expenses..................................       *
Trustee fees and expenses...................................       *
Transfer agent fees and expenses............................       *
Miscellaneous...............................................       *
                                                              ------
  Total.....................................................  $    *
                                                              ======

-------------------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. Article 5 of the Amended and Restated Bylaws of the Company provides for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. The Company has also entered into an agreement with each of its directors and certain of its officers, a form of which is attached as Exhibit 10.03 hereto, wherein it has agreed to indemnify each of them to the fullest extent permitted by law. Reference is also made to
Section      of the Underwriting Agreement contained in Exhibit 1.01 hereto, indemnifying officers and directors of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (1) The Registrant granted options to the persons identified below as follows:

          (a) On March 17, 1995, Digital Lightwave, Inc., a California corporation (the "Predecessor"), granted an option, solely in the event of an initial public offering (an "IPO") to purchase $150,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Michael Baum and George Murgatroyd in reliance on Sections 3(b) and 4(2) of the Securities Act;

          (b) On June 19, 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $400,000 worth of shares of Common Stock at a price equal to 1% of the IPO effective price per share to Stanley P. Zurn in reliance on Sections 3(b) and 4(2) of the Securities Act;

          (c) On June 22, 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $30,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Edward F. Guignon in reliance on Sections 3(b) and 4(2) of the Securities Act;

          (d) On June 23 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $30,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Paul J. Hedlund in reliance on Sections 3(b) and 4(2) of the Securities Act;

          (e) On July 12 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $21,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Margaret A. Guignon in reliance on Sections 3(b) and 4(2) of the Securities Act;

          (f) On August 15, 1995, the Predecessor granted an option to purchase 200,000 shares of Common Stock to Michael Baum and Paul J. Hedlund upon conversion of a promissory note evidencing a loan made by such persons to the Registrant in reliance on Sections 3(b) and 4(2) of the Securities Act; and

          (g) On September 7, 1995, the Predecessor granted an option, solely in the event of an IPO of the Predecessor, to purchase $70,000 worth of shares of Common Stock at a price equal to 50% of the IPO effective price per share to Tony Charles Lonstein in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (2) On January 2, 1996, the Registrant issued a three-year subordinated promissory note in the original principal amount of $1 million and a warrant to purchase 200,000 shares of Common Stock at an exercise price of $5.00 per share to Renato Kasinsky, a citizen and resident of Brazil, in reliance on Regulation S promulgated under the Securities Act.

     (3) On March 12, 1996, the Registrant issued an aggregate of 521,030 shares of Common Stock and warrants to purchase 1,050,002 shares of Common Stock at an exercise price of $5.00 per share to several noteholders of the Company, other than those described in paragraph (1) above, in consideration of the satisfaction of indebtedness of the Registrant in an aggregate amount of $2,605,041 in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (4) On March 18, 1996, the Registrant issued 20,000,000 shares of Common Stock to the sole stockholder of the Predecessor, upon the effective date of the merger between the Registrant and the Predecessor in reliance on Section 3(a)(9) of the Securities Act.

     (5) On March 28, 1996, the Registrant issued 200,000 shares of Common Stock for an aggregate purchase price of $263,192 to the persons identified in subparagraph 1(f) above pursuant to the exercise of their option to purchase shares of Common Stock described in subparagraph 1(f) in satisfaction of the indebtedness evidencing their loan to the Registrant in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (6) Between March 31, 1996 and May 15, 1996, the Registrant issued an aggregate of 448,212 shares of Common Stock to 57 persons for an aggregate of $4,033,710 (consisting of cash subscriptions and the surrender of $2,449,000 of the Company's indebtedness) in reliance on Sections 3(b) and 4(2) of the Securities Act. Holders of the options described in subparagraphs 1(a), 1(c), 1(d) and 1(e) above surrendered such options in exchange for warrants exercisable for an aggregate of 18,748 shares of Common Stock at a price of $9.00 per share.

     (7) On May 27, 1996, the Registrant issued 66,667 shares of Common Stock to Bulldog Capital Partners for an aggregate purchase price of $1,200,000 in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (8) On May 31, 1996, the Company issued an aggregate of $750,000 of its 18% subordinated promissory notes due May 31, 1997 to 11 persons in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (9) On July 29, 1996, the Registrant issued 26,668 shares of Common Stock for an aggregate purchase price of $4,000 to the person identified in subparagraph (1)(b) above pursuant to the exercise of his option to purchase shares of Common Stock in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (10) On July 29, 1996, the Registrant issued 4,667 shares of Common Stock for an aggregate purchase price of $35,000 to the person identified in subparagraph 1(g) above pursuant to the exercise of his option to purchase shares of Common Stock in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (11) During August and September 1996, the Registrant issued an aggregate of 1,051,669 shares of Common Stock upon the exercise of warrants described in items (3) and (6) above in reliance on Sections 3(b) and 4(2) of the Securities Act and issued 200,000 shares of Common Stock upon the exercise of the warrants described in item (2) above in reliance on Regulation S of the Securities Act.

     (12) During the period August 1993 to December 1996, the Registrant granted incentive and non-statutory stock options to employees, officers, directors and consultants under the 1996 Stock Option Plan which were exercisable into an aggregate of 1,250,037 shares of its Common Stock, none of which have been issued upon exercise. These options are subject to vesting provisions following their respective dates of grant and were issued in reliance on Sections 3(b) and 4(2) of the Securities Act.

     (13) On March 31, 1999, the Company entered into a financing agreement with certain investors pursuant to which the Company issued $3.0 million of 9% Secured Bridge Notes due January 17, 2000. In connection with the financing agreement, the Company issued warrants to purchase an aggregate of 550,000 shares of the Company's common stock at an exercise price of $2.75 per share, the market price of the stock on the date prior to the issuance of the warrants. The warrants have a term of five years from the date of issuance. The Company has agreed to register the warrants and the common stock issuable upon exercise thereof under the Securities Act of 1933. The warrants were issued in reliance on section 3(b) and 4(2) of the Securities Act.

     No underwriting discounts or commissions were paid in connection with any of the foregoing transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

  EXHIBIT
  NUMBER                             DESCRIPTION OF EXHIBITS
-----------                          -----------------------
 1.01*         --  Form of Underwriting Agreement
 3.01(1)       --  Certificate of Incorporation of the Company
 3.02(1)       --  Amendment to Certificate of Incorporation of the Company
                   dated January 8, 1997
 3.03(1)       --  Amended and Restated By-laws of the Company
 4.01(1)       --  Specimen Certificate for the Common Stock
 4.02*         --  Form of Indenture
 4.03*         --  Form of Notes
 5.01*         --  Opinion of Brobeck Phleger & Harrison LLP
10.01(1)       --  Lease Agreement dated October 7, 1994, between the Company and Atrium at Clearwater, Limited
10.02(1)       --  First Lease Agreement Amendment dated February 16, 1996, between the Company and Atrium at Clearwater, Limited
10.03(1)       --  Form of Indemnification Agreement between the Company and officers and directors of the Company
10.04(1)       --  Digital Lightwave, Inc. 1996 Stock Option Plan
10.05(3)       --  Digital Lightwave, Inc. Employee Stock Purchase Plan
10.06(2)       --  Second Lease Amendment, dated September 10, 1997, between the Company and Atrium At Clearwater, Limited
10.07(2)       --  Lease Agreement, dated June 30, 1997, between the Company and Pinellas Business Center, Inc.
10.08(2)       --  Lease Agreement, dated September 26, 1997, between the
                   Company and Monmouth/Atlantic Realty Associates
10.09(4)       --  L.P. Lease Agreement, dated January 9, 1998, between the
                   Company and Orix Hogan-Burt Pinellas Venture.
10.10(4)       --  First Lease Amendment, dated February 18, 1998, between the
                   Company and Orix Hogan-Burt Pinellas Venture.

  EXHIBIT
  NUMBER                             DESCRIPTION OF EXHIBITS
-----------                          -----------------------
10.11(4)       --  First Lease Amendment, dated September 25, 1997, between the
                   Company and Monmouth/Atlantic Realty Associates L.P.
10.12(4)       --  Second Lease Amendment, dated February 23, 1998, between the
                   Company and Monmouth/Atlantic Realty Associates L.P.
10.13(4)       --  Employment Agreement, dated February 27, 1998, between the
                   Company and Steven H. Grant.
10.14(5)       --  Accounts Receivable Agreement dated December 28, 1998
                   between the Company and Bankers Capital.
10.15(5)       --  Stock Option Agreement dated November 13, 1998 among the
                   Company, Dr. Brian J. Zwan and Hugh Brian Haney
10.16(5)       --  Mutual General Release dated November 13, 1998, by and among
                   Hugh Brian Haney, Great American Fun Corp., Great American
                   Fun (HK) Ltd., Dr. Bryan J. Zwan, the Company and Logical
                   Magic, Inc.
10.17(5)       --  Settlement Agreement dated November 13, 1998 by and among
                   Hugh Brian Haney, Dr. Bryan J. Zwan and the Company.
10.18(5)       --  Letter Agreement dated as of December 31, 1998 between the
                   Company and Gerry Chastelet.
10.19(5)       --  Letter Agreement dated April 13, 1998 and addendum thereto dated February 9, 1999 between the Company and George J.
                   Matz.
10.20(5)       --  Form of Stock Purchase Agreement, dated March 31, 1999, between the Company and certain Purchasers, with exhibits
                   thereto.
10.21(5)       --  Letter of Commitment between the Company and Emergent Asset
                   Based Lending, L.L.C. d/b/a/ Emergent Business Capital,
                   dated March 31, 1999.
10.22(5)       --  Letter Agreement dated as of September 8, 1997 between the
                   Company and Ali Haider as amended and supplemented by the
                   Letter Agreements dated July 27, 1998 and August 4, 1998.
21.01(5)       --  Subsidiaries of the Registrant
23.01          --  Consent of PricewaterhouseCoopers LLP
23.02*         --  Consent of Brobeck Phleger & Harrison LLP
24.01          --  Power of Attorney (included on the signature page of this
                   Registration Statement)
25.01*         --  Statement of Eligibility of Trustee

------------------

(1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Registration Statement on Form S-1, File No. 333-09457, declared effective by the Securities and Exchange Commission on February 5, 1997.
(2) Incorporated by reference to the exhibit filed in connection with the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.
(3) Incorporated by reference to the exhibit filed in connection with the Registrant's Registration Statement on Form S-8, File No. 333-35375.
(4) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(5) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
  * To be filed by Amendment.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The undersigned Registrant hereby undertakes:

          (a) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (b) That for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has duly caused this Pre-Effective Amendment No. 1 to Registration Statement No. 333-76539 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, Florida, on the 23rd day of April, 1999.


                                          DIGITAL LIGHTWAVE, INC.

                                          By:      /s/ GERRY CHASTELET
                                             -----------------------------------
                                                       Gerry Chastelet
                                                President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 to Registration Statement No. 333-76539 has been signed by the following persons in the capacities and on the dates indicated.



                      NAME                                  TITLE                  DATE
                      ----                                  -----                  ----

                       *                          Chairman of the Board       April 23, 1999
------------------------------------------------
               Dr. Bryan J. Zwan

              /s/ GERRY CHASTELET                 President, Chief Executive  April 23, 1999
------------------------------------------------  Officer and Director
                Gerry Chastelet                   (Principal Executive
                                                  Officer)

              /s/ STEVEN H. GRANT                 Executive Vice President,   April 23, 1999
------------------------------------------------  Finance, Chief Financial
                Steven H. Grant                   Officer and Secretary
                                                  (Principal Financial and
                                                  Accounting Officer)

                       *                          Director                    April 23, 1999
------------------------------------------------
            Dr. William F. Hamilton

                       *                          Director                    April 23, 1999
------------------------------------------------
                William Seifert

*By: /s/ GERRY CHASTELET                                                      April 23, 1999
     -------------------------------------------
     Gerry Chastelet, Attorney-in-Fact